FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO: 333-163411

WELLS CORE OFFICE INCOME REIT, INC.
SUPPLEMENT NO. 6 DATED NOVEMBER 23, 2011
TO THE PROSPECTUS DATED AUGUST 10, 2011

This document supplements, and should be read in conjunction with, our prospectus dated August 10, 2011 relating to our offering of 230,000,000 shares of common stock, as supplemented by supplement no. 4 dated October 11, 2011 and supplement no. 5 dated November 10, 2011. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	an update regarding our dealer manager.

Update Regarding our Dealer Manager

On November 21, 2011, Wells Investment Securities, Inc. (“WIS”), the dealer manager for this offering, entered into a Letter of Acceptance, Waiver and Consent (“AWC”) with the Financial Industry Regulatory Authority, Inc. ("FINRA"), relating to previously disclosed alleged rule violations in connection with the public offerings of Wells Timberland REIT, Inc., another REIT sponsored by our sponsor and for which WIS also serves as dealer manager (“Wells Timberland”). The AWC sets forth FINRA's findings that WIS had (1) reviewed, approved, and distributed as a wholesaler various sales materials related to Wells Timberland's public offerings that failed to comply with the content standards of FINRA's advertising rules, (2) failed to implement its supervisory system in an effective manner in order to ensure compliance with FINRA's advertising rules, and (3) failed to establish and maintain a supervisory system that was reasonably designed to safeguard confidential customer information.

Without admitting or denying the findings against it, WIS consented in the AWC to these findings by FINRA, a censure, and the imposition of a fine in the amount of $300,000. No other disciplinary action was taken against WIS; no remedial measures were required; and no individuals were charged. The AWC is unrelated to us and this offering.

SUPPLEMENTAL INFORMATION - The prospectus of Wells Core Office Income REIT, Inc. consists of this sticker, the prospectus dated August 10, 2011, supplement no. 4 dated October 11, 2011, supplement no. 5 dated November 10, 2011, and supplement no. 6 dated November 23, 2011.
Supplement no. 4 includes:

•
operating information, including the status of the offering, portfolio data, selected financial data, distribution information, dilution information, information about our share redemption program, and compensation to our advisor, our dealer manager and their affiliates;

•	an update to the cover page risk factors;

•	an update to the risk factors in the Prospectus Summary section of our prospectus;

•	an update to the risks related to an investment in our shares;

•	limitations on the consideration to be paid in a possible internalization transaction;

•	the breaking of escrow in Pennsylvania;

•	experts information; and

•	information incorporated by reference.

Supplement no. 5 includes:

•	the status of the offering;

•	information regarding our indebtedness;

•	the amended share redemption program;

•
“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” similar to that filed in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2011, filed on November 10, 2011; and

•	our unaudited financial statements as of and for the three and nine months ended September 30, 2011, as filed in our Quarterly Report on Form 10-Q, filed on November 10, 2011.

Supplement no. 6 includes:

•	an update regarding our dealer manager.